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                            SCHEDULE 14A INFORMATION

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                                Staples, Inc.
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The following excerpts from the script used in connection with the Staples, Inc.
earnings conference call held on May 22, 2001, 8 a.m., Eastern time, may be deemed to be "other soliciting materials" for purposes of Rule 14a-6(b) under the Securities Exchange Act of 1934, as amended, and are filed herewith in accordance with said Rule.

Certain information contained in this filing constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors including risks related to Staples' ability to compete in its highly competitive market, Staples' ability to continue to successfully open new stores, Staples' quarterly operating results being subject to significant fluctuation, Staples' stock price fluctuating based on the expectations of professional securities analysts, the strain on operations due to Staples' rapid growth which can affect operating results, the ability of Staples' foreign operations and Staples.com to become profitable and the ability of Staples to obtain adequate future financing. Additional information concerning these factors is contained in Staples' Annual Report on Form 10-K dated March 15, 2001, which is on file with the Securities and Exchange Commission.

[MARIA SCEPPAGUERCIO, SENIOR VICE PRESIDENT, INVESTOR RELATIONS]
Good morning everyone, and thank you for joining us. As you know, this morning we announced our results for the first quarter of 2001. If you have not already received a copy of the press release, you may obtain it on our web site at www.staples.com. Additionally, I'd like to remind you that certain information contained in this conference call constitutes forward looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors including those discussed in Staples' Annual Report on Form 10-K dated March 15, 2001, which is on file with the Securities and Exchange Commission.

During the quarter, we announced the withdrawal of our proposed IPO of the dotcom tracking stock, and we are seeking shareholder approval to convert the tracking stock into Staples, Inc. common stock in the second quarter. As the proposal is still pending, our financial reporting continues to break out the Staples.com business separately.

Here with me today to share their insight on the business are Tom Stemberg, Staples Chairman and Chief Executive Officer, Ron Sargent, Staples President and Chief Operating Officer, John Mahoney, Staples Executive Vice President and Chief Administrative Officer, and Ed Harsant, President North American
Retail....

[TOM STEMBERG, CHAIRMAN AND CHIEF EXECUTIVE OFFICER]

Staples.com again outperformed its sales and earnings plan, with revenues of $213 million and a net loss of less than $3 million. In fact, this business reached an important milestone during the quarter, achieving an operating profit, before corporate allocated G&A, for the first time. Key metrics in the areas of repeat customer visits and unique repeat customers continue to be far ahead of expectations, with nearly 200% increases in both measures over the prior year's first quarter...

In other developments during the quarter, we announced the combination of our Direct business with Staples.com, in order to better serve the needs of our customers, who are increasingly shopping multiple channels. This business combination also enables us to streamline marketing, merchandising and other expenses and increase customer service....

[RON SARGENT, PRESIDENT AND CHIEF OPERATING OFFICER]
Turning to Staples.com, this business continues to exceed expectations. Revenues in Q1 of $213m, were up 182% versus last year, and sequential quarterly revenues were up 7%.

Earnings performance also exceeded plan, as Tom mentioned earlier. Beyond the milestone of achieving an operating profit, before corporate allocated G&A, SBU income was narrowed to a loss of less than $3m in the quarter versus a $39m loss the prior year. Gross profit margin reached 22.64% for the quarter, versus 19.58% last year. Clearly, the Staples.com business model continues to prove itself, and we are confident that this business will emerge as one of our most profitable.

Site development costs for the first quarter were $5.2m, versus $7.7m last year. Repeat customer visits grew to 418,000, versus 143,000 in Q1 of last year, with unique repeat customers rising to 271,000 for the quarter, compared to 93,000 last year. Purchases from repeat customers comprised 74% of revenues, up from 57% in Q1 of 2000.

Customer acquisition cost for the quarter at under $100, was down about 30% versus Q1 last year. We anticipate that our customer acquisition cost will hover around this $100 range for the rest of the year....


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Our goal for Staples.com remains to achieve profitability by the fourth quarter of the current year, with expected revenues for the year approaching $1 billion. We now anticipate that pre-tax losses this year will be approximately $50m.

Diameter, a division of DoubleClick, recently announced a new metric, the "Online Buying Power Index," which rates the quality of online traffic. Staples.com ranked in the top three web sites and is the best scoring office supply retailer. This metric reflects the quality of our online shoppers, who spend more than six times the relative dollar amount online when compared with other sites....

[TOM STEMBERG, CHAIRMAN AND CHIEF EXECUTIVE OFFICER]:
I would like to close with a few thoughts about our tracking stock proposal. It is critical that we fold back the dotcom tracking stock and that we do it now. We had compelling reasons to adopt the tracking stock structure in 1999. But the capital markets have changed and we now have more learning about how the internet affects the shopping behavior of our customers, and an even more compelling vision for our business has emerged. Staples customers who shop through three channels - retail stores, catalog and Staples.com - spend, on average, four and a half times the amount of money they did when they were just retail customers. Integrating Staples.com with the catalog business and with the retail stores through the in-store access points is the smartest and most efficient way to run our business and to offer our customers three ways to shop. At this point, the tracking stock structure only stands in the way of implementing that vision.

If we can all agree that integrating Staples.com back into the rest of the Staples business is in everyone's best interest, the question, then, is at what price. We have proposed a value for Staples.com of roughly $7 per share, which is a fair price to all parties involved. The Board of Directors set this price following an exhaustive process designed to ensure that the price is fair to all shareholders. In addition, in keeping with our history of good corporate governance practices, the Board chose the only option that allowed for a shareholder vote in this process. Staples retained investment banking firms to review it for fairness and the Directors, including Ron and myself, divested their financial interest in Staples.com (and gave up any potential for profit) to eliminate even the appearance of any conflict of interest in the Board's consideration of the fold back and the price.

Nevertheless, there have been articles in the media intended to cast doubt on the price and I expect that we will see more before we get to the vote on June
11. For those who are affected by these articles, in addition to the exacting analytical work that we and our advisers have done and the fair process that we followed, there are some fundamental facts that should be considered. The Staples.com shares and options are in the hands of 4,500 holders. The shares will hang over the company and the Staples stock until we fold them back. If we do it today, $7 is a fair price. If we wait, I would expect that the value of Staples.com will go up, probably substantially. You heard the Q1 results earlier. Staples.com continues to grow at a phenomenal rate, surpassing every plan or benchmark we've announced for the business. To postpone the fold back in the hope of shaving a small amount off the price, is shortsighted in comparison to the potential of this business.

For perspective, the value of this proposed transaction is about $75m, compared to Staples' total market cap of about $7.5bn. This transaction will exchange the roughly 15m dotcom shares for Staples shares and, importantly, more than 60% of the shares converted will vest over the next 2 1/2 years--tying these shares directly to Staples, Inc. stock performance.

The benefits of getting this transaction behind us in order to focus our attention on delivering the power of the integrated business model are significant. Those individuals promoting a lower exchange price for the transaction, for whatever reasons, risk costing the company considerably more if the fold-back is pushed off into the future.

I ask all of our shareholders to read the proxy materials carefully, to consider the best interests of the company, and to vote their proxies....